Exhibit 15.1

Independent Registered Public Accounting Firm’s Acknowledgment Letter

The Shareholders and Board of Directors

State Street Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3: No. 333-            ) and related prospectus of State Street Corporation for the registration of 20,000 shares of Fixed Rate Cumulative Perpetual Preferred, Series B, a warrant for the purchase of 5,576,208 shares of common stock and 5,576,208 shares of common stock issuable upon exercise of such warrant, of our reports dated May 8, 2008, July 31, 2008 and November 3, 2008 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

Under Rule 436(c) of the 1933 Act, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 21, 2008